EXHIBIT 99.1

Perceptron Announces Third Quarter Fiscal 2017 Results

Bookings Over $20 Million for Fourth Consecutive Quarter; Backlog Over $40 Million for Third Consecutive Quarter

PLYMOUTH, Mich., May 08, 2017 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP) today announced results for the third quarter of its 2017 fiscal year (quarterly period ended March 31, 2017). The Company announced revenue of $16.3 million, record third quarter bookings of $23.2 million, backlog of $48.6 million, net loss of $0.6 million and net loss per diluted share of $0.06 for the third quarter of fiscal 2017.  For the first nine months of fiscal 2017, the Company announced revenue of $55.6 million and bookings of $65.9 million, which represent increases of 10.3% and 37.0% over the same period in fiscal 2016.  The Company also reported a net loss of $0.4 million and net loss per diluted share of $0.05 for the first nine months of fiscal 2017.

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2017	2016	Change	2017	2016	Change

Revenue	$16.3	$18.1	$(1.8)	$55.6	$50.4	$5.2
Net Income (Loss)	(0.6)	(2.9)	2.3	(0.4)	(6.5)	6.1
Diluted Earnings (Loss) per Share	($0.06)	($0.31)	$0.25	($0.05)	($0.70)	$0.65

David Watza, President and CEO, commented, “We are pleased to announce the results for the third quarter of our 2017 fiscal year, which reflect our continued performance improvement, sustained strength in our end markets and persistent cost savings efforts.  With bookings of $23.2 million, we have surpassed the $20 million bookings threshold for the fourth consecutive quarter, which is the longest sustained such period in company history.  We recognized revenue of $16.3 million in the third quarter of fiscal 2017, which was consistent with the guidance we provided three months ago.  Year to date, we reported a recurring operating profit of $1.5 million, which is an $8.1 million turnaround from last year’s nine-month figure, and clearly illustrates the progress we have made as a team.  Furthermore, we ended the quarter with a robust backlog of $48.6 million.  As we continue to see increasing strength in these customer demand metrics, we remain confident in the future prospects of our Company.”

“We are making substantial progress in the transformation of our Company through the growth of our top line, as reflected in our year-to-date bookings and revenue in comparison to last year,” continued Watza. “Our financial results continue to benefit from cost savings initiatives, starting with our March 2016 Financial Improvement Plan and reflecting additional ongoing activities.  As a team, we have been able to further reduce fixed costs, which has significantly lowered our break-even point.”

“We remain confident in our current guidance of high single-digit to low double-digit revenue growth for fiscal 2017, as our bookings have been strong for multiple quarters,” stated Watza.  “We believe that our third quarter results show strong customer activity and demand for Perceptron’s products and services.  As a result, we expect our fourth quarter fiscal 2017 revenue will be in the range of $18.5 million to $21.5 million.”

“We have an extremely talented and committed work force that is engaged in providing superior value to our customers.  In my first five months as CEO, I’ve spent time with various countries, functions and disciplines within our Company.  As a team, we have identified a number of our organizational strengths and weaknesses, and an equivalent number of opportunities.  With the best efforts of our people, continuous improvement in our company is an achievable goal.  The strength of our team taken together with our recent financial results, validates we are making progress on our turnaround as we execute our strategic plan.  I remain very excited about our future,” Watza concluded.

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2017	2016	Change	2017	2016	Change
Americas Sales	$6.0	$6.7	$(0.7)	$20.3	$16.2	$4.1
Europe Sales	6.5	7.9	(1.4)	24.2	23.0	1.2
Asia Sales	3.8	3.5	0.3	11.1	11.2	(0.1)
Total Sales	$16.3	$18.1	$(1.8)	$55.6	$50.4	$5.2

Gross Profit	$5.2	$5.2	$-	$19.2	$14.7	$4.5
Gross Profit as a percent of sales	31.9%	28.8%		34.5%	29.2%

Operating Income (Loss)	$(0.5)	$(3.8)	$3.3	$0.8	$(9.1)	$9.9
Operating Income (Loss) as a percent of sales	(3.0%)	(21.1%)		1.4%	(18.0%)

Net Income (Loss)	$(0.6)	$(2.9)	$2.3	$(0.4)	$(6.5)	$6.1
Diluted Income (Loss) per Share	$(0.06)	$(0.31)	$0.25	$(0.05)	$(0.70)	$0.65

Recurring Operating Income (Loss)	$(0.5)	$(1.2)	$0.7	$1.5	$(6.6)	$8.1
Recurring Operating Income (Loss) as a percent of sales	(3.0%)	(6.9%)		2.7%	(13.1%)

Total sales for the third quarter of fiscal 2017 were down $1.8 million, or 9.9%, versus the same quarter in the prior year, reflecting decreases in our Europe and Americas regions, partially offset by an increase in our Asia region.  The improvement in our Asia region was primarily due to increases in our Off-Line Measurement Solutions, as well as our 3D Scanning Solutions, partially offset by a decrease in our In-Line and Near-Line Measurement Solutions.  The Europe region was down primarily due to decreased sales in our In-Line and Near-Line Measurement Solutions, and the Americas region was down primarily due to decreased sales in our Off-Line Measurement Solutions.

Total sales for the first nine months of fiscal 2017 were up $5.2 million or 10.3%, reflecting increases in our Americas and Europe regions, partially offset by a slight decrease in our Asia region.

In the third quarter of fiscal 2017, our gross profit was positively impacted compared to the prior year by the mix of our revenue and the timing of certain expenses in our cost of goods sold.  Gross profit was also improved as a result of lower employee-related costs due to our Financial Improvement Plan, which commenced in the third quarter of fiscal 2016.

In the third quarter of fiscal 2017, total operating expenses were down $0.7 million, primarily as a result of savings realized in the Financial Improvement Plan as well as a reduction of bad debt expense and lower advertising and marketing costs.

	Three Months Ended March 31,			Nine Months Ended March 31,
BOOKINGS (in millions)	2017	2016	Change	2017	2016	Change

Geographic Region
Americas	$11.3	$5.1	$6.2	$30.6	$17.3	$13.3
Europe	7.0	8.0	(1.0)	21.8	22.9	(1.1)
Asia	4.9	1.7	3.2	13.5	7.9	5.6
Total Bookings	$23.2	$14.8	$8.4	$65.9	$48.1	$17.8
Prior Reported Bookings		$15.8			$49.6

Note: Prior Reported Booking amounts have been updated to reflect corrections to prior calculations.

BACKLOG (in millions)	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016

Geographic Region
Americas	$20.9	$15.6	$16.2	$10.6	$11.4
Europe	16.7	16.2	15.3	19.1	15.5
Asia	11.0	9.9	11.1	8.6	9.8
Total Backlog	$48.6	$41.7	$42.6	$38.3	$36.7
Prior Reported Backlog				$40.6	$38.2

Note: Reported Backlog amounts prior to September 30, 2016 have been updated to reflect corrections to prior calculations.

Third quarter bookings were $23.2 million, marking the first time in Perceptron’s history that quarterly bookings were at or above $20 million for four consecutive quarters.  For the first nine months of fiscal 2017, bookings totaled $65.9 million, an increase of $17.8 million compared to the first nine months of fiscal 2016.

Bookings in the third quarter of fiscal 2017 exceeded revenue by $6.9 million, which resulted in an increase in the backlog to $48.6 million at quarter-end.  As the level of bookings and backlog typically fluctuates from quarter-to-quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

Our cash and short-term investment balance was $5.1 million at March 31, 2017, down from $6.3 million at December 31, 2016, and down from $8.3 million at June 30, 2016.  At March 31, 2017, we had $0.8 million in bank debt outstanding.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its third quarter investor conference call/webcast, chaired by David L. Watza, President and CEO, on Tuesday, May 9, 2017, at 10:00 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10104482

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2017 and future results, cost savings from our financial improvement plan, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products, and our ability to fund our fiscal year 2017 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, disruptions to our operations due to the financial improvement plan and related headcount reductions and position eliminations, risks associated with changes in our sales strategy and structure, including the impact of such changes on booking and revenue levels and customer purchase decisions, the risk that actual charges from the financial improvement plan differ from the assumptions used in estimating the charges and the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2016.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net Sales	$16,325	$18,082	$55,596	$50,361
Cost of Sales	11,135	12,880	36,388	35,638
Gross Profit	5,190	5,202	19,208	14,723
Operating Expenses
Selling, General and Administrative Expense	4,039	4,702	12,795	15,358
Engineering, Research and Development Expense	1,650	1,740	4,917	5,938
Severance, Impairment and Other Charges	3	2,567	720	2,567
Operating Income (Loss)	(502)	(3,807)	776	(9,140)
Other Income and (Expenses), net
Interest Income (Expense), net	(94)	(46)	(212)	(92)
Foreign Currency and Other, net	122	170	(198)	374
Income (Loss) Before Income Taxes	(474)	(3,683)	366	(8,858)
Income Tax (Expense) Benefit	(124)	818	(795)	2,339

Net Income (Loss)	$(598)	$(2,865)	$(429)	$(6,519)

Loss Per Common Share
Basic	($0.06)	($0.31)	($0.05)	($0.70)
Diluted	($0.06)	($0.31)	($0.05)	($0.70)

Weighted Average Common Shares Outstanding
Basic	9,400	9,351	9,384	9,351
Diluted	9,400	9,351	9,384	9,351

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	March 31,	June 30,
	2017	2016
	(Unaudited)
Cash and Cash Equivalents	$4,894	$6,787
Short-Term Investments	241	1,474
Receivables, net	26,130	24,075
Inventories, net	12,107	12,172
Other Current Assets	1,548	2,201
Total Current Assets	44,920	46,709

Property and Equipment, net	7,266	7,926
Goodwill and Other Intangible Assets, net	11,376	12,517
Long-Term Investments	725	770
Total Non-Current Assets	19,367	21,213
Total Assets	$64,287	$67,922

Accounts Payable	$7,655	$8,801
Short-Term Notes Payable	1,007	200
Deferred Revenue	7,286	7,711
Restructuring Reserve	214	814
Other Current Liabilities	7,416	7,857
Total Current Liabilities	23,578	25,383

Long-Term Taxes Payable	1,062	1,714
Deferred Income Taxes	886	1,131
Other Long-Term Liabilities	782	1,140
Total Long-Term Liabilities	2,730	3,985

Total Liabilities	26,308	29,368

Shareholders' Equity	37,979	38,554
Total Liabilities and Shareholders' Equity	$64,287	$67,922

Non-GAAP Financial Measures

While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income (Loss).”  This is a non-GAAP financial measure. Management believes that this non-GAAP financial measure, when taken together with the corresponding GAAP measure, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliations of the non-GAAP measure to Operating Income (Loss).

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Operating Income (Loss), as reported	$(502)	$(3,807)	$776	$(9,140)

Severance, Impairment and Other Charges	3	2,567	720	2,567

Excluding special items, Operating
Income (Loss) would have been	$(499)	$(1,240)	$1,496	$(6,573)

Contact:
Investor Relations
investors@perceptron.com